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                                                                     EXHIBIT 3.3

                            CERTIFICATE OF AMENDMENT
                                       TO
             THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                            IMARX THERAPEUTICS, INC.



      The undersigned, Evan C. Unger, M.D., hereby certifies that:

      1. He is the duly elected and acting Chief Executive Officer of ImaRx Therapeutics, Inc., a Delaware corporation.

      2. The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware on June 23, 2000.

      3. Pursuant to Section 242 of the General Corporation Law of the State of Delaware ("SECTION 242"), this Certificate of Amendment to Third Amended and Restated Certificate of Incorporation (this "CERTIFICATE") amends and restates the first paragraph of Article IV of this corporation's Third Amended and Restated Certificate of Incorporation to read in its entirety as follows:

      "The total number of shares which the Corporation will have authority to issue is 100,000,000 shares, consisting of 75,000,000 shares of common stock, par value $.0001 per share (the "Common Stock") and 25,000,000 shares of preferred stock, par value $.0001 per share (the "Preferred Stock")."

      4. Pursuant to Section 242, this Certificate amends and restates Article IV, Section (B)(5)(a)(ix)(D) clause (II) of this corporation's Third Amended and Restated Certificate of Incorporation to read in its entirety as follows:

      "(II) shares of Common Stock and/or options, warrants or other Common Stock purchase rights, and the Common Stock issued pursuant to such options, warrants or other rights to employees, officers or directors of, or consultants, advisors, strategic partners, lenders or creditors to the Corporation or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board; provided, that issuances to Evan C. Unger M.D. before or after the Original Issue Date may not exceed an aggregate of 300,000 shares of Common Stock and/or options, warrants or other Common Stock purchase rights, and the Common Stock issued pursuant to such options, warrants or other rights (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like), except with the approval of the Board (including all Preferred Stock Designees then serving),"

      5. Pursuant to Section 242, this Certificate amends and restates Article IV, Section (B)5(a)(xii)(A) of this corporation's Third Amended and Restated Certificate of Incorporation to read in its entirety as follows:
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         "(A) Each share of Series A Preferred Stock and Series D
      Preferred Stock shall automatically be converted into shares of Common Stock, based on the then-effective Series A Preferred Stock Conversion Price or Series D Preferred Stock Conversion Price, as the case may be, (I) at any time upon the affirmative vote or written consent of the holders of at least seventy-five percent (75%) of the outstanding shares of the Series A Preferred Stock and Series D Preferred Stock (voting together as a single class on an as-if-converted to Common
      Stock basis), or (II) immediately upon the closing of an initial public offering of the Corporation's Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended. Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 5(a)(iv)."

      6. Pursuant to Section 242, this Certificate amends and restates the first sentence of Article IV, Section (B)(6)(a)(i) of this corporation's Third Amended and Restated Certificate of Incorporation to read in its entirety as follows:

         "The holders of at least a majority of the then outstanding shares of Series A Preferred Stock and Series D Preferred Stock, voting together as a separate class on an as-if-converted to Common Stock basis, may require the Corporation, to the extent it may lawfully do so, to redeem all, but not less than all, of the Series A Preferred Stock and Series D Preferred Stock in three (3) equal annual installments beginning on December 31, 2008 and ending on the date two (2) years from such first redemption date (each, a "Redemption Date")."

      7. Pursuant to Section 242, this Certificate amends and restates Article IV, Section (B)(6)(b)(i) of this corporation's Third Amended and Restated Certificate of Incorporation to read in its entirety as follows:

         "To the extent the Corporation shall have funds legally available for such payment, on December 31, 2008, if any shares of the Series B Preferred Stock shall be outstanding, the Corporation shall redeem all outstanding shares of the Series B Preferred Stock, at a redemption price equal to the aggregate Series B Liquidation Preference, in cash, with any accrued and unpaid dividends thereon to the date fixed for redemption, without interest."

      8. Pursuant to Section 242, this Certificate amends and restates Article IV, Section (B)(6)(c)(i) of this corporation's Third Amended and Restated Certificate of Incorporation to read in its entirety as follows:

         "To the extent the Corporation shall have funds legally available for such payment, on December 31, 2008, if any shares of the
         Series C Preferred Stock shall be outstanding, the Corporation shall redeem all outstanding shares of the Series C Preferred
         Stock, at a redemption price equal to the aggregate Series C Liquidation Preference, in cash, together with any accrued and unpaid dividends thereon to the date fixed for redemption, without interest."
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      9. The foregoing amendments to this corporation's Third Amended and
Restated Certificate of Incorporation have been duly approved by the Board of Directors of the Corporation in accordance with the provisions of Sections 141 and 242 of the General Corporation Law.

      10. The foregoing amendments to this corporation's Third Amended and Restated Certificate of Incorporation have been duly approved by the written consent of the stockholders in accordance with Sections 228 and 242 of the General Corporation Law.

      IN WITNESS WHEREOF, the corporation has caused this Certificate of Amendment to Third Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer this 25th day of January, 2006.




                                /s/ Evan Unger
                                ------------------------------------------------
                                Evan C. Unger, M.D., Chief Executive Officer